UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2025

IMAGENEBIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40287	81-1697316
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12526 High Bluff Drive Suite 345 San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 617-901-7098

Ikena Oncology, Inc.

645 Summer Street

Suite 101

Boston, Massachusetts

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	IMA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On July 25, 2025, the Delaware corporation formerly known as “Ikena Oncology, Inc.” completed its previously announced merger with Inmagene Biopharmaceuticals, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (“Inmagene”), in accordance with the terms of the Agreement and Plan of Merger, dated as of December 23, 2024 (the “Merger Agreement”), by and among Ikena Oncology, Inc. (“Ikena”), Insight Merger Sub I, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and a direct, wholly owned subsidiary of Ikena (“Merger Sub I”), Insight Merger Sub II, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and a direct, wholly owned subsidiary of Ikena (“Merger Sub II”), and Inmagene, providing for the merger of Merger Sub I with and into Inmagene, with Inmagene surviving as a wholly owned subsidiary of Ikena (such transaction, the “First Merger”), and the subsequent merger of the surviving entity of the First Merger with and into Insight Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of Ikena (such transaction, the “Second Merger” and, collectively with the First Merger, as appropriate, the “Merger”). Also on July 25, 2025, Ikena changed its name from “Ikena Oncology, Inc.” to “ImageneBio, Inc.” (together with its subsidiaries, the “Company,” “we,” “our,” or “us”). See Item 2.01 for additional information regarding completion of the Merger.

Item 1.01	Entry into a Material Definitive Agreement.

Registration Rights Agreement

To the extent required by Item 1.01 of Form 8-K, the information set forth under Item 3.02 of this Current Report on Form 8-K regarding the Registration Rights Agreement (as defined below) is hereby incorporated herein by reference.

Ikena Contingent Value Rights Agreement

On July 25, 2025, immediately prior to the First Effective Time (as defined below), Ikena and Computershare Trust Company, N.A., the designated rights agent, entered into a Contingent Value Rights Agreement (the “Ikena CVR Agreement”), pursuant to which Ikena shareholders of record as of the close of business on July 24, 2025 received one contingent value right (each, an “Ikena CVR”) for each outstanding share of Ikena Common Stock (as defined below) held by such stockholder on such date.

Pursuant to the Ikena CVR Agreement, each Ikena CVR holder will be entitled to certain rights to receive (i) 100% of the net proceeds, if any, received by Ikena as a result of contingent payments (“Ikena CVR Payments”) made to Ikena, such as milestone, royalty or earnout payments, received under any disposition agreements related to Ikena’s pre-Merger assets, including but not limited to IK-595 (the “Ikena CVR Assets”), including pursuant to any out-license agreements, entered into prior to the closing of the Merger and (ii) 90% of the net proceeds, if any, received by Ikena as a result of Ikena CVR Payments received under any disposition agreements related to the Ikena CVR Assets entered into after the closing date of the Merger and prior to the first anniversary of the closing of the Merger (the “Disposition Period”). Such proceeds are subject to certain permitted deductions, including for applicable tax payments, certain expenses incurred by Ikena or its affiliates, and losses incurred or reasonably expected to be incurred by Ikena or its affiliates due to a third-party proceeding in connection with a disposition and certain wind-down costs.

During and following the Disposition Period, the Company has no obligation to attempt to sell or dispose of the Ikena CVR Assets.

The Ikena CVR Payments, if any, will become payable to Computershare Trust Company, N.A. for subsequent distribution to the Ikena CVR holders. In the event that no such proceeds are received during the CVR Term (as defined in the Ikena CVR Agreement), holders of the Ikena CVRs will not receive any payment pursuant to the Ikena CVR Agreement. There can be no assurance that any Ikena CVR holders will receive any Ikena CVR Payments.

The right to the contingent payments contemplated by the Ikena CVR Agreement is a contractual right only and is not transferable, except in the limited circumstances specified in the Ikena CVR Agreement. The Ikena CVRs are not evidenced by a certificate or any other instrument and are not registered with U.S. Securities and Exchange Commission (the “SEC”). The Ikena CVRs do not have any voting or dividend rights and do not represent any equity or ownership interest in the Company or any of its affiliates. No interest will accrue on any amounts payable in respect of the Ikena CVRs.

Inmagene Contingent Value Rights Agreement

On July 25, 2025, immediately prior to the First Effective Time, Ikena, Inmagene and Computershare Trust Company, N.A., the designated rights agent, entered into a Contingent Value Rights Agreement (the “Inmagene CVR Agreement”), pursuant to which Inmagene shareholders of record as of immediately prior to the First Effective Time received one contingent value right (each, an “Inmagene CVR”) for each outstanding Inmagene share held by such shareholder on such date.

Pursuant to the Inmagene CVR Agreement, each Inmagene CVR holder will be entitled to certain rights to receive (i) 100% of the net proceeds, if any, received by Ikena as a result of contingent payments (“Inmagene CVR Payments”) made to Ikena under any disposition agreement related to the programs and projects controlled by Inmagene any time prior to the closing date of the Merger (other than its anti-OX40 monoclonal antibody asset, IMG-007) (the “Inmagene CVR Assets”), which agreement is entered into prior to the closing of the Merger and (ii) 90% of the net proceeds, if any, received by Ikena as a result of Inmagene CVR Payments received under any disposition agreement related to the Inmagene CVR Assets entered into during the Disposition Period. Such proceeds are subject to certain permitted deductions, including for applicable tax payments, certain expenses incurred by Ikena or its affiliates, and losses incurred or reasonably expected to be incurred by Ikena or its affiliates due to a third-party proceeding in connection with a disposition.

During and following the Disposition Period, the Company has no obligation to attempt to sell or dispose of the Inmagene CVR Assets.

The Inmagene CVR Payments, if any, will become payable to Computershare Trust Company, N.A. for subsequent distribution to the Inmagene CVR holders. In the event that no such proceeds are received during the CVR Term, holders of Inmagene CVRs will not receive any payment pursuant to the Inmagene CVR Agreement. There can be no assurance that any Inmagene CVR holders will receive any Inmagene CVR Payments.

The right to the contingent payments contemplated by the Inmagene CVR Agreement is a contractual right only and is not transferable, except in the limited circumstances specified in the Inmagene CVR Agreement. The Inmagene CVRs are not evidenced by a certificate or any other instrument and are not registered with SEC. The Inmagene CVRs do not have any voting or dividend rights and do not represent any equity or ownership interest in the Company or any of its affiliates. No interest will accrue on any amounts payable in respect of the Inmagene CVRs.

Transition Services Agreement

In connection with the consummation of the Legacy Asset Transaction (as defined below), on July 25, 2025, Inmagene entered into a Transition Services Agreement (the “Transition Services Agreement”) with SellCo (as defined below) for the provision by Miragene of certain transitional services related to the ongoing operations of Inmagene’s business with respect to the IMG-007 program, which may include services related to chemistry, manufacturing and controls, regulatory affairs, clinical trial support and operations, translational science research and support, bioanalysis and pharmacovigilance (collectively, the “Miragene Services”).

The initial term of the Transition Services Agreement is six months, which shall be automatically extended for an additional six months unless during the first three months of the Initial Term, the Company provides written notice to terminate the Transition Services Agreement (as may be extended, the “Initial Term”). In addition, the Company may extend the term for the receipt of the Miragene Services for up to an additional 12 months upon 60 days’ prior written notice prior to the end of the Initial Term.

Upon the closing of the Merger, the Company paid SellCo $1.25 million as pre-payment for the Miragene Services to be provided during the Initial Term. Up to $1.25 million may be payable if the Initial Term is automatically extended for the Miragene Services to be provided during such period. If the Transition Services Agreement is extended beyond the Initial Term, the Miragene Services shall be provided at an annual FTE rate of $200,000.

In addition, pursuant to the Transition Services Agreement, SellCo shall be permitted to use the Company’s principal executive offices under specified circumstances at an agreed monthly rate.

The Transition Services Agreement may be terminated after the Initial Term by either party upon 60 days’ prior written notice or by SellCo after the completion by the Company of the sale or other disposition of any portion of the Company’s business, assets or properties constituting all or a majority of the IMG-007 Business (as defined in the Transition Services Agreement).

The legacy shareholders of Inmagene own and control SellCo in the same proportions as their previous ownership interests in Inmagene, including each of Inmagene’s greater than 5% shareholders prior to the Merger, an entity affiliated with Guoliang Yu, and one of Inmagene’s former directors, Jonathan Jian Wang, Ph.D., MBA, who is SellCo’s current Chief Executive Officer and Inmagene’s former Chief Executive Officer and Chairman, as well as a current member of the Company’s board of directors (the “Board”).

The foregoing summary of the Transition Services Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Transition Services Agreement, which is attached hereto as Exhibit 10.4 and incorporated herein by reference.

Hutchmed Collaboration, Option and License Agreement

In January 2021, Inmagene entered into a collaboration, option and license agreement (the “Hutchmed Agreement”), pursuant to which HUTCHMED Limited (formerly known as Hutchinson Medipharma Limited) (“Hutchmed”) granted Inmagene the exclusive option to the worldwide license with the right to sublicense to develop, manufacture and commercialize several licensed compounds including humanized antagonistic OX40 receptor mAb (IMG-007) (the “Licensed Compounds”) for the treatment or prevention of all diseases and conditions except oncology. The exclusive option was granted on a Licensed Compound-by-Licensed Compound basis, exercisable at Inmagene’s sole discretion upon payment of an option exercise fee in cash or the issuance of Inmagene ordinary shares.

On February 2, 2024, Inmagene exercised the option under the Hutchmed Agreement by entering into a share subscription agreement to issue 140,636,592 Inmagene ordinary shares to Hutchmed and obtained an exclusive, worldwide, royalty-bearing license with the right to sublicense through multiple tiers, under certain patents and know-how controlled by Hutchmed and Hutchmed’s right, title and interest in the joint intellectual property to develop, manufacture and commercialize any product that contains, incorporates, or otherwise includes the humanized OX40 antagonistic monoclonal antibody (anti-OX40 mAb) (“Licensed Product”).

Under the Hutchmed Agreement, we are required to pay an aggregate of up to $92.5 million for each Licensed Product upon the achievement of various development, regulatory and commercialization milestones with respect to such Licensed Product, $20.0 million of which would be due prior to the first approval of a Licensed Product in the United States, and an aggregate of up to $135.0 million for each Licensed Compound upon the achievement of various worldwide aggregate cumulative annual net sales milestones for the Licensed Products that contain such Licensed Compound. We are also obligated to pay tiered royalty rates in the high single-digit to low tens percentages to Hutchmed on a Licensed Compound-by-Licensed Compound basis for net sales of such Licensed Compounds worldwide, subject to reduction in certain circumstances. Royalties will be payable on a Licensed Product-by-Licensed Product and country-by-country basis for a period commencing upon the first commercial sale of the Licensed Product in such country and continuing until the later of (a) the expiration of all valid patent claims or regulatory exclusivity covering the Licensed Product in such country and (b) 10 years after such first commercial sale.

The Hutchmed Agreement will remain in effect until the expiration of all royalty payment obligations on a country-by-country and Licensed Product-by-Licensed Product basis, and may be earlier terminated by either party for the other party’s uncured material breach or insolvency. In addition, Hutchmed may terminate the Hutchmed Agreement if we challenge any of the licensed patents, or terminate the Hutchmed Agreement with respect to a particular Licensed Compound if we do not conduct any material development or commercialization activities for a specified period of time after we exercise the applicable exclusive option, and we have the right to terminate the Hutchmed Agreement for convenience upon advance notice to Hutchmed.

The foregoing summary of the Hutchmed Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Hutchmed Agreement, which is attached hereto as Exhibit 10.5 and incorporated herein by reference.

Cell Line License Agreement with WuXi Biologics

In February 2021, Inmagene and WuXi Biologics (Hong Kong) Limited (“WuXi Biologics”) entered into a Cell Line License Agreement (the “Cell Line License Agreement”). Under the Cell Line License Agreement, Inmagene received a non-exclusive, worldwide, conditionally sublicensable license to certain of WuXi Biologics’ know-how, cell line, biological materials and media and feeds (the “WuXi Biologics Licensed Technology”) to make, have made, use, sell and import certain therapeutic products produced through the use of the cell line licensed by WuXi Biologics under the Cell Line License Agreement (the “WuXi Biologics Licensed Products”). Specifically, the WuXi Biologics Licensed Technology is used to manufacture a component of our IMG-007 program. In consideration of the license, Inmagene agreed to pay WuXi Biologics a non-refundable license fee of $150,000. Additionally, if we manufacture all of our commercial supplies of WuXi Biologics Licensed Products with a manufacturer other than WuXi Biologics or its affiliates, we are required to make royalty payments to WuXi Biologics in an amount equal a fraction of a single digit percentage of global net sales of WuXi Biologics Licensed Products manufactured by a third-party manufacturer. The Cell Line License Agreement will continue indefinitely unless terminated (i) by us upon a certain time period’s prior written notice and our payment of all undisputed amounts due to WuXi Biologics through the effective date of termination, (ii) by either party for a material breach by the other party that remains uncured for certain a period of time after written notice, or (iii) by WuXi Biologics if we fail to make a payment and such failure continues for a certain period of time after receiving notice of such failure.

The foregoing summary of the Cell Line License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cell Line License Agreement, which is attached hereto as Exhibit 10.6 and incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The Merger

On July 25, 2025, Ikena, Merger Sub I, Merger Sub II and Inmagene consummated the transactions contemplated by the Merger Agreement. Effective at 8:45 a.m. eastern time on July 25, 2025, Ikena effected a 1-for-12 reverse stock split of its common stock (the “Reverse Stock Split”). Effective at 10:30 a.m. eastern time on July 25, 2025, pursuant to the Plan of Merger for the First Merger, Merger Sub I was merged with and into Inmagene and Inmagene became a wholly owned subsidiary of the Company. Effective at 10:31 a.m. eastern time on July 25, 2025, pursuant to the Plan of Merger for the Second Merger, Merger Sub II was merged with and into Inmagene and Merger Sub II became a wholly owned subsidiary of the Company. Effective at 11:00 a.m. eastern time on July 25, 2025, the Company changed its name to “ImageneBio, Inc.” (the “Name Change”). Following the completion of the Merger, the business conducted by the Company became primarily the business conducted by Inmagene, immediately prior to the Merger, which is a clinical-stage biopharmaceutical company focused on the development of innovative and differentiated therapies for immunological and inflammatory (“I&I”) diseases. Unless noted otherwise, all references to share and per share amounts in this Current Report on Form 8-K reflect the Reverse Stock Split.

Under the terms of the Merger Agreement, at the effective time of the First Merger (the “First Effective Time”), (a) each ordinary share and preferred share of Inmagene (each such share, an “Inmagene Share”) held as treasury shares immediately prior to the First Effective Time were canceled and ceased to exist, and no consideration was delivered in exchange therefor, (b) each then-outstanding Inmagene Share was converted into the right to receive 0.0030510 shares of Ikena Common Stock, par value $0.001 per share (“Ikena Common Stock”) (such ratio, the “Exchange Ratio”) and (c) each then-outstanding option to purchase Inmagene Shares was converted into an option to purchase Ikena Common Stock, subject to adjustment as set forth in the Merger Agreement. At the First Effective Time, Ikena issued an aggregate of 4,601,368 shares of Ikena Common Stock to Inmagene shareholders based on the Exchange Ratio, resulting in approximately 11,181,676 shares of our common stock outstanding immediately following the Merger and the PIPE Financing (as defined below), which is based on an estimated number of shares outstanding immediately following the Reverse Stock Split and may be adjusted following confirmation by the Company’s transfer agent of the actual number of shares outstanding immediately following the Reverse Stock Split.

Following the closing of the First Merger, the pre-Merger Inmagene equityholders owned approximately 55.0% of the Company and the pre-Merger Ikena equityholders owned approximately 45.0% of the Company, in each case, on a fully diluted basis using the treasury stock method. Following the closing of the PIPE Financing (as defined below), the pre-Merger Inmagene equityholders owned approximately 43.5% of the Company, the pre-Merger Ikena equityholders owned approximately 35.0% of the Company, in each case of Inmagene and Ikena, on a fully diluted basis calculated using the treasury stock method, and the investors who were issued shares of Ikena Common Stock in the PIPE Financing owned approximately 21.5% of the Company.

The issuance of the shares of the Company’s common stock to the former shareholders of Inmagene was registered with the SEC on the Company’s Registration Statement on Form S-4 (File No. 333-285881), as amended and declared effective by the SEC on June 11, 2025 (the “Registration Statement”).

The shares of the Company’s common stock, which traded on The Nasdaq Global Market through the close of business on Friday, July 25, 2025 under the ticker symbol “IKNA,” commenced trading on The Nasdaq Capital Market on a post-Reverse Stock Split adjusted basis under the ticker symbol “IMA” on July 28, 2025. The Company’s common stock is represented by a new CUSIP number, 45175G 207.

The foregoing description of the Merger and the Merger Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Non-OX40 Divestiture

On July 25, 2025, immediately prior to consummation of the Merger, Inmagene consummated the divestiture of the non-IMG-007 business related assets, business and operations (the “Non-OX40 Business”) controlled by Inmagene immediately prior to the Merger (the “Non-OX40 Divestiture”). Specifically, Inmagene sold and transferred (including via sublicense) all of the Non-OX40 Business to Miragene Inc, a newly formed private company and wholly owned subsidiary of Inmagene (“SellCo”).

As part of the Non-OX40 Divestiture, Miragene Co, a newly formed private company (“BuyCo”) held by the holders of Inmagene’s outstanding shares prior to the Merger, purchased from Inmagene all of the outstanding share capital of SellCo (holding the Non-OX40 Business) in exchange for a promissory note in the amount of $8,900,000 issued by BuyCo to Inmagene. Any payments made under the promissory note from BuyCo to Inmagene will be distributed to Inmagene CVR holders as Inmagene CVR Payments.

As a result of the Non-OX40 Divestiture, IMG-007, a non-depleting anti-OX40 monoclonal antibody, for the treatment of atopic dermatitis and other potential indications, is the only product candidate of the Company in clinical development and the only product candidate the Company plans to initially develop.

FORM 10 INFORMATION

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and 21E of the Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding the anticipated benefits of the Merger and the financial condition, results of operations, and prospects of the Company. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current expectations and beliefs of the management of the Company, as well as assumptions made by, and information currently available to, the management of the Company. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “seek,”

“predict,” “pro forma,” “possible,” “potential,” and other similar expressions or the negative or plural of these words, or other similar expressions that are predictions or indicate future events or prospects, although not all forward-looking statements contain these words. Statements that are not historical facts are forward-looking statements. Forward-looking statements in this communication include, but are not limited to, the section titled “Business, Facilities and Legal Proceedings” and the disclosures incorporated by reference into the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Current Report on Form 8-K. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Forward-looking statements include, but are not limited to, any statements regarding the strategies, prospects, plans, expectations or objectives of management the Company for future operations, the progress, scope or timing of the development of IMG-007, the commercial or market opportunity and potential benefits of IMG-007, the expectations surrounding the potential safety, efficacy, and regulatory and clinical progress of IMG-007 and anticipated milestones and timing therefor, the Company’s ongoing and planned clinical trials, including the expected timing for data readouts, the ability of the Company to protect its intellectual property rights, the anticipated operations, financial position, ability to raise capital to fund operations, revenues, costs or expenses of the Company, cash runway, the expected benefits from the Merger, the potential of the Ikena CVR holders or the Inmagene CVR holders to receive any payments under the Ikena CVR Agreement or Inmagene CVR Agreement, respectively, the estimated number of shares outstanding immediately following the Reverse Stock Split, statements regarding future economic conditions or performance, statements of belief and any statement of assumptions underlying any of the foregoing.

The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the disclosures incorporated by reference into the “Risk Factors” section of this Current Report on Form 8-K and other documents to be filed by the Company from time to time with the SEC discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the SEC, and risk factors associated with companies, such as the Company, that operate in the biopharma industry. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Nothing in this communication should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that the contemplated results of any such forward-looking statements will be achieved. Forward-looking statements in this communication speak only as of the day they are made and are qualified in their entirety by reference to the cautionary statements herein. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Business and Facilities

The information set forth in the section of the definitive proxy statement/prospectus (the “Proxy Statement/Prospectus”) included in the Registration Statement entitled “Inmagene’s Business” beginning on page 291 is incorporated herein by reference.

On July 1, 2025, Inmagene announced the successful dosing of the first patient in its global multicenter Phase 2b dose-finding study (ADAPTIVE Trial, NCT07037901) of IMG-007 in patients with moderate-to-severe atopic dermatitis (“AD”).

Recent Developments

On July 25, 2025, Inmagene completed the Merger and the Non-OX40 Divestiture. The information set forth in Item 2.01 of this Current Report on Form 8-K under the headings “The Merger” and “The Non-OX40 Divestiture” are incorporated herein by reference.

Risk Factors

The information set forth in the section of the Proxy Statement/Prospectus entitled “Risk Factors” beginning on page 30 is incorporated herein by reference.

Financial Information

The information set forth in Item 9.01 of this Current Report on Form 8-K concerning the financial information of the Company is incorporated herein by reference. The unaudited pro forma condensed combined financial information of the Company as of and for the three months ended March 31, 2025 and the year ended December 31, 2024 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ikena for the years ended December 31, 2023 and 2024 is set forth in the section of the Proxy Statement/Prospectus entitled “Ikena Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 328 and is incorporated herein by reference. Management’s Discussion and Analysis of Financial Condition and Results of Operations of Inmagene for the years ended December 31, 2023 and 2024 and the three months ended March 31, 2024 and 2025 is set forth in the section of the Proxy Statement/Prospectus entitled “Inmagene Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 342 and is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations for Ikena for the quarter ended June 30, 2025 is set forth in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 13 of Ikena’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025, filed with the SEC on July 24, 2025, and is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table and the related notes present certain information with respect to the beneficial ownership of our common stock as of immediately following the consummation of the Merger and the PIPE Financing by: (i) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our executive officers and directors as a group.

Unless otherwise indicated in the footnotes to this table, we believe that each of the persons named in this table have sole voting and investment power with respect to the shares indicated as beneficially owned.

The following table lists applicable percentage ownership based on an estimated 11,181,676 shares of our common stock outstanding immediately following the Merger and gives effect to the Reverse Stock Split. Shares of our common stock that may be acquired by an individual or group within 60 days of July 25, 2025, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of our common stock of any other person shown in the table.

Unless otherwise indicated, the address for the following stockholders is: c/o ImageneBio, Inc., 12526 High Bluff Drive, Suite 345, San Diego, CA 92130.

Name of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percentage of Shares Beneficially Owned (%)
Greater than 5% Holders:
Engene Inc.(1)	971,173	8.69%
Entities affiliated with OrbiMed Advisors LLC(2)	909,648	8.13%
Deep Track Capital, LP(3)	878,516	7.86%
Entities affiliated with Biotechnology Value Fund, L.P.(4)	802,102	7.17%
Directors and Named Executive Officers:
Kristin Yarema, Ph.D.	—	—
Jotin Marango, M.D., Ph.D.(5)	11,146	*
Yufang Lu, M.D., Ph.D.(6)	38,779	*
Erin Butler(7)	4,878	*
Jonathan Jian Wang, Ph.D., MBA(8)	1,115,005	9.97%
Stephen Hui Wang, MBA(9)	250,721	2.24%
Weiguo Su, Ph.D.	—	—
Otello Stampacchia, Ph.D.(10)	379	*
David P. Bonita, M.D.	—	—
All directors and executive officers as a group (9 persons)(11)	1,420,908	12.65%

*	Represents beneficial ownership of less than 1%.
(1)	The registered address of Engene Inc. is Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands. Engene Inc. is controlled by Jonathan Jian Wang.
(2)

Represents (i) 83,611 shares of common stock issued to OrbiMed Private Investments VI, LP (“OPI VI”) upon the closing of the PIPE Financing, (ii) 825,659 shares of common stock beneficially owned prior to the Merger and (iii) 379 shares of common stock held by David P. Bonita, M.D. Except for the shares reported in clause (iii), the information herein for shares held prior to the Merger is based on the Schedule 13D/A filed with the SEC on June 18, 2025 and the Form 4/A filed with the SEC on September 21, 2023 by OrbiMed Advisors LLC (“OrbiMed Advisors”), OrbiMed Capital GP VI LLC (“OrbiMed GP”), OrbiMed Genesis GP LLC (“OrbiMed Genesis GP”), and OrbiMed Capital LLC (“OrbiMed Capital”) (collectively, the “Reporting Persons”), except that (x) the number of non-voting shares of common stock as disclosed on the Schedule 13D/A has been revised herein because it exceeds the number of non-voting shares outstanding by one share and (y) the number of shares have been adjusted to effect to the Reverse Stock Split. OrbiMed Advisors has shared voting and dispositive power over 211,858 voting shares of common stock, comprised of: (a) 204,274 voting shares of common stock held by OrbiMed Private Investments VI, LP (“OPI VI”), of which 29,432 shares were acquired in connection with Ikena’s acquisition of Pionyr, and over which OrbiMed GP has shared voting and dispositive power, and (b) 7,584 voting shares of common stock held by OrbiMed Genesis Master Fund, L.P. (“OrbiMed Genesis”), over which OrbiMed Genesis GP has shared voting and dispositive power. Worldwide Healthcare Trust PLC (“WWH”) holds 83,087 voting shares of common stock, which may be deemed to be beneficially owned by OrbiMed Capital. Additionally, OPI VI holds 465,178 shares of non-voting common stock, OrbiMed Genesis holds 13,107 shares of non-voting common stock, and WWH holds 52,429 shares of non-voting common stock. Furthermore, pursuant to an agreement between Dr. Bonita and OPI VI, OPI VI, has sole voting and dispositive power over any shares of common stock held by Dr. Bonita. OrbiMed GP is the general partner of OPI VI, pursuant to the terms of the limited partnership agreement of OPI VI, and OrbiMed Advisors is the managing member of OrbiMed GP, pursuant to the terms of the limited liability company agreement of OrbiMed GP. As a result, OrbiMed Advisors and OrbiMed GP share power to direct the vote and disposition of the shares held by OPI VI and may be deemed directly or indirectly, including by reason of their mutual affiliation, to be the beneficial owners of the shares held by OPI VI. OrbiMed Advisors exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and W. Carter Neild, each of whom disclaims beneficial ownership of the shares held by OPI VI. OrbiMed Genesis GP is the general partner of OrbiMed Genesis, pursuant to the terms of the limited partnership agreement of OrbiMed Genesis, and

OrbiMed Advisors is the managing member of OrbiMed Genesis GP, pursuant to the terms of the limited liability company agreement of OrbiMed Genesis GP. As a result, OrbiMed Advisors and OrbiMed Genesis GP share power to direct the vote and disposition of the shares held by OrbiMed Genesis and may be deemed, directly or indirectly, including by reason of their mutual affiliation, to be the beneficial owners of the shares held by OrbiMed Genesis. OrbiMed Advisors exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and W. Carter Neild, each of whom disclaims beneficial ownership of the shares held by OrbiMed Genesis. OrbiMed Capital is the investment advisor of WWH. As a result, OrbiMed Capital has the power to direct the vote and disposition of the shares held by WWH and may be deemed directly or indirectly, including by reason of mutual affiliation, to be the beneficial owner of the shares held by WWH. OrbiMed Capital exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and W. Carter Neild, each of whom disclaims beneficial ownership of the shares held by WWH. The principal business address of each of these entities and individuals is c/o OrbiMed Advisors LLC, 601 Lexington Avenue 54th Floor, New York, NY 10022.
(3)

Represents (i) 668,890 shares of common stock issued to Deep Track Biotechnology Master Fund, Ltd. (“Deep Track Master Fund”) upon the closing of the PIPE Financing and (ii) 209,626 shares of common stock beneficially owned prior to the Merger, after giving effect to the Reverse Stock Split. The information herein for shares held prior to the Merger is based on the Schedule 13G filed with the SEC on February 14, 2025 by Deep Track Capital, LP (“Deep Track”), Deep Track Master Fund and David Kroin, except that the number of shares have been adjusted to effect to the Reverse Stock Split. Deep Track, Deep Track Master Fund and David Kroin each have shared voting and shared dispositive power with respect to the 898,786 shares. David Kroin is the managing member of Deep Track Master Fund and may be considered a control person of Deep Track. The address of Deep Track is 200 Greenwich Ave, 3rd Floor, Greenwich, CT 06830. The address of Deep Track Master Fund is c/o Walkers Corporate Limited, 190 Elgin Ave, George Town, KY1-9001, Cayman Islands. The address of David Kroin is c/o Deep Track Capital, LP, 200 Greenwich Ave, 3rd Floor, Greenwich, CT 06830.

(4)

Represents (i) an aggregate of 468,223 shares of common stock issued to entities affiliated with Biotechnology Value Fund, L.P. (“BVF”) upon the closing of the PIPE Financing, of which 243,528 were issued to BVF, 186,504 were issued Biotechnology Value Fund II, L.P. (“BVF2”), 27,181 were issued to Biotechnology Value Trading Fund OS LP (“Trading Fund OS”) and 11,010 were issued to MSI BVF SPV, LLC (“MSI”), and (ii) 333,879 shares of common stock beneficially owned prior to the Merger, after giving effect to the Reverse Stock Split. The information herein for shares held prior to the Merger is based on the Schedule 13G/A filed with the SEC on February 14, 2025 by BVF, except that the number of shares have been adjusted to effect to the Reverse Stock Split, which consists of (i) 172,237 shares beneficially owned by BVF, (ii) 139,092 shares beneficially owned by BVF2 and (iii) 17,397 shares beneficially owned by Trading Fund OS. BVF I GP LLC (“BVF GP”), as the general partner of BVF, may be deemed to beneficially own the 172,237 shares beneficially owned by BVF. BVF II GP LLC (“BVF2 GP”), as the general partner of BVF2, may be deemed to beneficially own the 139,092 shares beneficially owned by BVF2. BVF Partners OS Ltd. (“Partners OS”), as the general partner of Trading Fund OS, may be deemed to beneficially own the 17,397 shares beneficially owned by Trading Fund OS. BVF GP Holdings LLC (“BVF GPH”), as the sole member of each of BVF GP and BVF2 GP, may be deemed to beneficially own the 311,329 shares beneficially owned in the aggregate by BVF and BVF2. BVF Partners L.P. (“Partners”), as the investment manager of BVF, BVF2, Trading Fund 0S and MSI, beneficially own the 333,879 shares beneficially owned in the aggregate by BVF, BVF2 and Trading Fund OS and held in a certain Partners managed account (the “Partners Managed Account”), including 5,153 shares held in the Partners Managed Account, and any shares held by MSI upon the closing of the Ikena concurrent financing. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the 333,879 shares beneficially owned by Partners. Mark N. Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the 333,879 shares beneficially owned by BVF Inc. BVF GP disclaims beneficial ownership of the shares beneficially owned by BVF. BVF2 GP disclaims beneficial ownership of the shares beneficially owned by BVF2. Partners OS disclaims beneficial ownership of the shares beneficially owned by Trading Fund OS. BVF GPH disclaims beneficial ownership of the shares beneficially owned by BVF and BVF2. Each of Partners, BVF Inc. and Mr. Lampert disclaims beneficial ownership of the shares beneficially owned by BVF, BVF2 and Trading Fund OS and held in the Partners Managed Account. The address of the principal business office of BVF, BVF GP, BVF2, BVF2 GP, BVF GPH, MSI and Partners is 44 Montgomery St., 40th Floor, San Francisco, California 94104 and the address of the principal business office of Trading Fund OS and Partners OS is PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(5)	Consists of 11,146 shares of common stock.
(6)	Consists of 38,779 shares of common stock that are issuable upon the exercise of stock options within 60 days of July 25, 2025.
(7)	Consists of (i) 3,051 shares of common stock and (ii) 1,827 shares of common stock that are issuable upon the exercise of stock options within 60 days of July 25, 2025.
(8)	Consists of (i) the shares listed in footnote (1) above and (ii) 143,832 shares of common stock held by Dr. Wang.
(9)

Represents (i) 188,042 shares of common stock held by HLC Healthcare HK Limited, a corporation incorporated in Hong Kong, (ii) 50,144 shares of common stock held by Galaxy Alpha L.P., a limited partnership incorporated in Cayman Islands, and (iii) 12,535 shares of common stock held by Magic Hat L.P., a limited partnership incorporated in Cayman Islands. The registered address of HLC Healthcare HK Limited is Suite 603, 6/F, Laws Commercial Plaza, 788 Cheung Sha Wan Road, Kowloon, Hong Kong. The registered address of Galaxy Alpha L.P. is Maricorp Services Ltd., P.O. Box 2075, #31 the Strand, 46 Canal Point Drive, Grand Cayman KY1-1105, Cayman Islands. The registered address of Magic Hat L.P. is Maricorp Services Ltd., P.O. Box 2075, #31 the Strand, 46 Canal Point Drive, Grand Cayman KY1-1105, Cayman Islands. HLC Healthcare HK Limited is controlled by HLC Partners III L.P., whose general partner is HLC GP III Company Limited (“HLC GP”). HLC GP is wholly owned by Mr. Stephen Hui Wang. HLC GP also acts as the general partner of Galaxy Alpha L.P. and Magic Hat L.P. The voting and investment power of shares held by HLC Healthcare HK Limited, Galaxy Alpha L.P. and Magic Hat L.P. is exercised by Mr. Stephen Hui Wang.

(10)	Consists of 379 shares of common stock.
(11)	Consists of the shares listed in footnotes (5)-(10) above.

Information about Directors and Executive Officers; Director Compensation and Director Independence; Executive Compensation

The information set forth in Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference. The information set forth in the section of the Proxy Statement/Prospectus entitled “Management Following the Merger” beginning on page 355 is incorporated herein by reference.

A description of the compensation of the named executive officers and directors of Inmagene and the compensation of the named executive officers and directors of Ikena before the consummation of the Merger is set forth in the Proxy Statement/Prospectus in the sections titled “Inmagene Executive and Director Compensation” beginning on page 234 of the Proxy Statement/Prospectus and “Ikena Executive and Director Compensation” beginning on page 227 of the Proxy Statement/Prospectus, respectively, and that information is incorporated herein by reference.

Certain Relationships and Related Party Transactions

The information set forth in the section of the Proxy Statement/Prospectus entitled “Certain Relationships and Related Person Transactions of the Combined Company” beginning on page 362 is incorporated herein by reference.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Transition Services Agreement” is incorporated herein by reference.

The information set forth in Item 2.01 of this Current Report on Form 8-K under the heading “The Non-OX40 Divestiture” is incorporated herein by reference.

The information set forth in Item 3.02 of this Current Report on Form 8-K is incorporated herein by reference.

Legal Proceedings

The information set forth in the sections of the Proxy Statement/Prospectus entitled “Ikena’s Business—Legal Proceedings” on page 290 and “Inmagene’s Business—Legal Proceedings” on page 318 are incorporated herein by reference.

Since the announcement of the Merger Agreement on December 23, 2024, two lawsuits (captioned captions Smith v. Ikena Oncology, Inc., et al., No. 653576/2025 (N.Y. Sup. Ct.) and Kent v. Ikena Oncology, Inc., et al., No. 653588/2025 (N.Y. Sup. Ct.)) were filed in the Supreme Court of the State of New York against Ikena and its directors. The complaints, filed by purported stockholders of Ikena, assert negligence claims under New York common law and allege that the prospectus filed in connection with the Merger omitted certain purportedly material information which rendered the prospectus incomplete and misleading. The complaints seek equitable and money damages. The Company believes that the allegations in the complaints described above are without merit, and that the disclosures set forth in the prospectus comply fully with all applicable law.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Shares of Ikena’s common stock were historically listed on The Nasdaq Global Market under the symbol “IKNA.” Shares of the Company’s common stock commenced trading on The Nasdaq Capital Market on a post-Reverse Stock Split adjusted basis on July 28, 2025 under the symbol “IMA.”

As of the closing and following the completion of the Merger and after giving effect to the Reverse Stock Split, the Company had an estimated 11,181,676 shares of common stock issued and outstanding, which is based on an estimated number of shares outstanding immediately following the Reverse Stock Split and may be adjusted following confirmation by the Company’s transfer agent of the actual number of shares outstanding immediately following the Reverse Stock Split, held of record by an estimated number of approximately 93 holders. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose shares of Company common stock are held of record by banks, brokers and other financial institutions.

The information set forth in the section of the Proxy Statement/Prospectus entitled “Market Price and Dividend Information—Dividends” on page 153 is incorporated herein by reference.

Recent Sales of Unregistered Securities

The information set forth in Item 3.02 of this Current Report on Form 8-K is incorporated herein by reference.

Description of Registrant’s Securities

The information set forth in the section of the Proxy Statement/Prospectus entitled “Description of Ikena Capital Stock” beginning on page 381 and in the section entitled “Comparison of Rights of Holders of Ikena Capital Stock and Inmagene Capital Stock” beginning on page 383 is incorporated herein by reference.

Indemnification of Directors and Officers

The information set forth in Item 5.02 of this Current Report on Form 8-K under the heading “Indemnification Agreements” is incorporated herein by reference.

A description of the Company’s indemnification obligations in respect of its directors and officers is included in the Proxy Statement/Prospectus in the section entitled “The Merger Agreement—Limitations of Liability and Indemnification” beginning on page 187 and is incorporated herein by reference.

Financial Statements and Supplementary Data

The information set forth in Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC electronically, and the SEC maintains a website that contains the Company’s filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov.

The Company also makes available free of charge on or through its website at inmagenebio.com/investors, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company electronically files such material with or otherwise furnishes it to the SEC. The website addresses for the SEC and the Company are inactive textual references and except as specifically incorporated by reference into this Current Report on Form 8-K, information on those websites is not part of this Current Report on Form 8-K.

If you would like to request documents from the Company, please send a request in writing or by telephone to the following address:

ImageneBio, Inc.

12526 High Bluff Drive

Suite 345

San Diego, CA 92130

617-901-7098

Attn: Investor Relations

Item 3.02	Unregistered Sales of Equity Securities

Concurrently with the execution of the Merger Agreement, Ikena entered into a subscription agreement (the “Subscription Agreement”) with certain accredited investors (the “PIPE Investors”), pursuant to which, following the closing of the Merger, the PIPE Investors subscribed for and purchased an aggregate of 2,508,337 shares of Ikena Common Stock, after giving effect to the Reverse Stock Split, at a price of approximately $29.90 per share for aggregate gross proceeds of approximately $75.0 million (the “PIPE Financing”). The shares of Ikena Common Stock issued pursuant to the Subscription Agreement (the “PIPE Shares”) have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC under the Securities Act.

Pursuant to the Subscription Agreement:

•

an entity affiliated with Blue Owl, which was a greater than 5% holder of Ikena Common Stock prior to the Merger purchased 217,389 shares of Ikena Common Stock at an aggregate purchase price of $6.5 million;

•

entities affiliated with Biotechnology Value Fund, which was a greater than 5% holder of Ikena Common Stock prior to the Merger and, immediately following the Merger and PIPE Financing, is a greater than 5% stockholder of the Company, purchased 468,223 shares of Ikena Common Stock at an aggregate purchase price of $14.0 million;

•

an entity affiliated with Deep Track, which was a greater than 5% holder of Ikena Common Stock prior to the Merger and, immediately following the Merger and PIPE Financing, is a greater than 5% stockholder of the Company, purchased 668,890 shares of Ikena Common Stock at an aggregate purchase price of $20.0 million;

•

an entity affiliated with Omega, which was a greater than 5% holder of Ikena Common Stock, and Ikena’s former and the Company’s current director Otello Stampacchia purchased 267,556 shares of Ikena Common Stock at an aggregate purchase price of $8.0 million; and

•

an entity affiliated with OrbiMed, which was a greater than 5% holder of Ikena Common Stock prior to the Merger and, immediately following the Merger and PIPE Financing, is a greater than 5% stockholder of the Company, and Ikena directors Iain D. Dukes and David P. Bonita purchased 83,611 shares of Ikena Common Stock at an aggregate purchase price of $2.5 million.

In connection with the consummation of the Merger, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the PIPE Investors, pursuant to which the Company agreed that, within 45 calendar days after the closing of the Merger, we will file with the SEC (at our sole cost and expense) a registration statement registering the resale of the PIPE Shares. The foregoing descriptions of the Subscription Agreement and Registration Rights Agreement do not purport to be complete and are qualified in their entirety by the terms and conditions thereof, the forms of which are attached hereto as Exhibit 10.7 and Exhibit 10.8, respectively, and are incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 2.01 of this Current Report on Form 8-K is incorporated by reference herein.

As previously disclosed, at the annual meeting of Ikena’s stockholders held on July 15, 2025 (the “Annual Meeting”), Ikena’s stockholders approved, among other things, an amendment to Ikena’s Fifth Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split. On July 25, 2025, Ikena amended its Fifth Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split, effective as of 8:45 a.m. eastern time on July 25, 2025.

As a result of the Reverse Stock Split, each 12 shares of Ikena Common Stock held by a stockholder immediately prior to the Reverse Stock Split were combined and reclassified, automatically and without any action on the part of Ikena or its stockholders, into one new share of Ikena Common Stock. As such, immediately following the Reverse Stock Split, there were an estimated 4,021,502 shares of Ikena’s Common Stock outstanding, which may be adjusted following confirmation by the Company’s transfer agent of the actual number of shares outstanding immediately following the Reverse Stock Split.

No fractional shares were issued in connection with the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split were rounded down to the nearest whole number, and each Ikena stockholder who would otherwise be entitled to a fraction of a share of Ikena Common Stock upon the Reverse Stock Split is entitled to receive a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Company’s common stock on July 25, 2025.

On July 25, 2025, the Company also amended its amended and restated certificate of incorporation to effect the Name Change, effective as of 11:00 a.m. eastern time on July 25, 2025.

The foregoing descriptions of the certificates of amendment to Ikena’s Fifth Amended and Restated Certificate of Incorporation are not complete and are subject in their entirety by reference to the certificates of amendment, copies of which are attached hereto as Exhibit 3.1 and Exhibit 3.2, respectively, and are incorporated herein by reference.

Item 5.01	Changes in Control of Registrant

The information set forth in Item 2.01 of this Current Report on Form 8-K regarding the Merger and the information set forth in Item 5.02 of this Current Report on Form 8-K regarding the Company’s board of directors and executive officers following the Merger are incorporated by reference into this Item 5.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a)

Resignation of Directors

In accordance with the Merger Agreement, and effective upon the closing of the Merger, Iain Dukes, D.Phil., Maria Koehler, M.D., Ph.D., Jean-François Formela, M.D., Richard Wooster, Ph.D., Owen Hughes and Mark Manfredi, Ph.D. resigned from the Board and committees of the Board on which they respectively served, which resignations were not the result of any disagreements with the Company relating to the Company’s operations, policies or practices.

(b)

Departure of Officers

On July 25, 2025, effective upon the closing of the Merger, Mark Manfredi, Ph.D. resigned from all positions held at Ikena and its subsidiaries. In accordance with the employment agreement, effective as of Ikena’s first underwritten public offering, between Ikena and Dr. Manfredi (the “Manfredi Agreement”), effective upon Dr. Manfredi’s separation of employment with Ikena and his execution of a separation agreement with Ikena, Dr. Manfredi is entitled to the following severance benefits, (i) a lump-sum payment equal to 1.5 times the sum of (a) Dr. Manfredi’s then-current base salary or the base salary in effect immediately prior to the change in control, if higher, plus (b) Dr. Manfredi’s annual target bonus for the then-current year; (ii) acceleration of all time-based stock options and other stock-based awards subject to time-based vesting held by Dr. Manfredi, as of the later of the date of his termination or a “change in control” (the “Manfredi Accelerated Vesting Date”); and (iii) up to 18 months of the employer portion of COBRA premium payments. Subject to the closing of the Merger, Dr. Manfredi will receive a one-time transaction bonus of $1,050,000, payable promptly following the closing, subject to any reduction required under the best net after-tax cutback provision in Dr. Manfredi’s employment agreement.

In addition, Ikena entered into a retention award agreement with Dr. Manfredi in July 2024 (the “Manfredi Retention Award”) which generally provides for a one-time discretionary bonus of $300,000 to be paid within two business days of the closing of the Merger.

On July 25, 2025, effective upon the closing of the Merger, Jonathan Jian Wang, Ph.D.’s employment as Inmagene’s President and Chief Executive Officer was terminated. Pursuant to that certain Separation Agreement, dated as of July 23, 2025, by and between Inmagene and Dr. Wang (the “Wang Separation Agreement”) and in accordance with that certain Severance Rights Agreement, dated as of March 6, 2025, by and between Inmagene and Dr. Wang (the “Wang Severance Rights Agreement”), Dr. Wang is entitled to the following severance benefits: (i) severance payments equal to ten months of continued base salary, (ii) employer paid medical benefits for up to ten months following termination, and (iii) full acceleration of his equity awards.

The above descriptions of the Manfredi Agreement, Manfredi Retention Award, Wang Separation Agreement and the Wang Severance Agreement do not purport to be complete and are subject to and qualified in their entirety by reference to the copies of the Manfredi Agreement, Wang Separation Agreement and the Wang Severance Agreement included as Exhibits 10.14, 10.25, 10.18, and 10.17, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

(c)

Appointment of Officers

On July 25, 2025, the board of directors of the Company appointed the following persons to serve as officers of the Company, in each case, effective immediately after the closing of the Merger, until their respective successor is duly elected and qualified or until their earlier resignation or removal:

Name	Title

Kristin Yarema, Ph.D.	Chief Executive Officer (Principal Executive Officer)

Jotin Marango, M.D., Ph.D.	Chief Financial Officer (Principal Financial Officer) and Corporate Secretary

Yufang Lu, M.D., Ph.D.	Chief Medical Officer

Erin Butler	Senior Vice President, Finance and Administration (Principal Accounting Officer)

Each of the persons above was designated by the board of directors as an “officer” of the Company as such term is defined in Rule 16a-1(f) promulgated under the “Exchange Act”, and, with the exception of Ms. Butler, an “executive officer” of the Company as such term is defined in Rule 3b-7 promulgated under the Exchange Act.

There are no family relationships among any of the Company’s newly appointed principal officers and any director or executive officer of the Company.

Each of the newly appointed executive officers’ biographical information is set forth below.

Kristin Yarema, Ph.D., age 54, Dr. Yarema was appointed as our Chief Executive Officer and a member of our Board effective immediately after the closing of the Merger. Dr. Yarema brings over two decades of leadership experience in human therapeutics to the Company. Dr. Yarema most recently served as President and Chief Executive Officer of Poseida Therapeutics, Inc. (formerly Nasdaq: PSTX) from January 2024 through June 2025, continuing in her leadership role following the company’s acquisition of the oncology, autoimmune, and rare disease company by Roche in January 2025. She also served as a member of Poseida’s Board of Directors from January 2024 until the acquisition in January 2025. She previously held the position of President, Cell Therapy at Poseida from April 2023 to December 2023. Prior to Poseida, Dr. Yarema served as Chief Commercial Officer at Atara Biotherapeutics, Inc., a publicly held oncology and autoimmune T-cell immunotherapy company, from February 2020 to November 2022. She also held numerous senior positions at Amgen, including Vice President and Therapeutic Area Head roles in Inflammation (autoimmune), Bone, Nephrology, Hematology, Cardiovascular, Metabolism, and Neuroscience along with various other U.S. and global commercial leadership positions of increasing responsibility from 2013 to 2020, including U.S. commercial responsibilities for dermatology and rheumatology. Earlier in her career, Dr. Yarema held various clinical development and commercial leadership roles in at Novartis from 2007 to 2013, including Global Program Head for multiple therapeutics, and Global Head, Global Strategic Marketing. She began her industry career at management consultancy McKinsey & Company, where she provided strategic advice to many healthcare companies from 2000 to 2007, ultimately as Associate Principal. Dr. Yarema currently serves on the boards of directors of the Celiac Disease Foundation, a global patient advocacy group, and the Alliance for Regenerative Medicine, a cell and gene therapy industry association. She holds a B.S. in Chemical Engineering and B.A. in English from Stanford University, and a Ph.D. in Chemical Engineering from the University of California, Berkeley. We believe Dr. Yarema is qualified to serve as a member of our Board because of her extensive scientific background and leadership positions at multiple biopharmaceutical companies and her strong academic background.

In July 2025, the Company entered into an offer letter, dated July 23, 2025, with Dr. Yarema (the “Yarema Offer Letter”), which provides for the following compensation: (i) an initial annual base salary of $630,000, (ii) a one-time signing bonus of $180,000 payable within 30 days of the Effective Date, and (iii) eligibility to receive an annual discretionary performance bonus, with a target bonus percentage of 50% of her base salary, pro-rated in case of a partial calendar year.

In addition, pursuant to the Yarema Offer Letter, subject to approval by the Board of the Company, Dr. Yarema is entitled to a stock option to purchase shares of the Company’s common stock equal to 3.75% of the Company’s fully diluted shares of common stock as of the date of grant at an exercise price equal to the closing price of the common stock on the grant date as reported on The Nasdaq Stock Market. One-fourth of the shares subject to the option vests on the first anniversary of the Effective Date, and 1/48th of the shares subject to the option vest monthly thereafter, subject to Dr. Yarema’s continuous service with the Company as of such vesting date. In addition, subject to approval by the Board of the Company, Dr. Yarema is entitled to a grant of restricted stock units (the “RSUs”) for shares of common stock equal to 1.25% of the Company’s fully diluted shares of common stock as of the date of grant. One-fourth of the shares subject to the RSUs shall vest on the first anniversary of the Effective Date, and 1/16th of the shares subject to the RSUs shall vest every three months thereafter, subject to Dr. Yarema’s continuous service with the Company as of such vesting date. The option and RSUs will be granted with the terms of the 2025 Plan (as defined in Item 5.02(d) below) and the applicable form of stock option agreement and restricted stock unit agreement.

Under the terms of the Yarema Offer Letter, if Dr. Yarema’s employment is terminated by the Company without cause or by Dr. Yarema for good reason not in connection with a change of control, and subject to the execution of a release of claims in favor of the Company, she is entitled to receive (i) payments aggregating to twelve months of Dr. Yarema’s base salary for the year in which the termination occurs, which shall be paid ratably in accordance with the Company’s payroll procedures over twelve months and (ii) reimbursement for COBRA premiums for up to twelve months following the date of termination. Such severance benefits may not be aggregated with any other severance benefits made available by the Company pursuant to any written agreement, plan or policy.

Additionally, under the terms of the Yarema Offer Letter, if Dr. Yarema’s employment is terminated without cause or by Dr. Yarema for good reason in connection with a change of control and subject to the execution of a release of claims in favor of the Company, she is entitled to receive (i) payments aggregating to eighteen months of Dr. Yarema’s base salary for the year in which the termination occurs, which shall be paid ratably in accordance with the Company’s payroll procedures over eighteen months, provided that if such change of control also qualifies as a Section 409A change in control, then such amount will be paid in a lump sum on the first regularly-scheduled payroll date following the sixtieth (60th) day after such termination; (ii) reimbursement for COBRA premiums for up to eighteen months following the date of termination; (iii) a lump sum payment equal to her target cash bonus for the bonus year in which such termination occurs; and (iv) accelerated vesting of outstanding time-based equity awards. Such severance benefits may not be aggregated with any other severance benefits made available by the Company pursuant to any written agreement, plan or policy.

There is no arrangement or understanding between Dr. Yamara and any other person pursuant to which Dr. Yamara was selected as an officer or director, and there are no actual or proposed transactions between the Company and Dr. Yamara or any related person that would require disclosure under Item 404(a) of Regulation S-K.

Jotin Marango, M.D., Ph.D., age 46, Dr. Marango has served as the Chief Financial Officer and Head of Corporate Development of the Company since April 2022 and as Chief Operating Officer of the Company since July 2024. Prior to this, he served as senior vice president, chief business officer at Aptose Biosciences Inc. (Nasdaq: APTO) from June 2019 to April 2022 and also as their chief financial officer from May 2021 to April 2022. Before that, from September 2017 to April 2019, Dr. Marango worked as an equity research analyst at Roth Capital Partners covering small and mid-cap biotechnology companies focused on hematology, oncology and rare diseases. Dr. Marango also served as chief operating officer at the Samuel Waxman Cancer Research Foundation from 2012 to 2015, where he oversaw venture philanthropy initiatives in therapeutic development. Through his education and career, Dr. Marango has solidified a passion for working in oncology and facilitating growth for businesses looking to make a difference in cancer research. Dr. Marango holds a B.A. in Chemistry with Honors from Harvard University and earned his M.D. and Ph.D. from the Mount Sinai School of Medicine of New York University.

In April 2022, the Company entered into an employment agreement with Dr. Marango (the “Marango Agreement”). In the event that Dr. Marango’s service with the Company is terminated “without cause” or for “good reason” (in each case, as defined in the Marango Agreement), on or within 45 days immediately preceding or 12 months after the closing of a “change in control” (as defined in the Marango Agreement), Dr. Marango will be entitled to the following severance benefits, subject to Dr. Marango executing a separation agreement and it becoming effective: (i) a lump-sum payment equal to the sum of (a) Dr. Marango’s then-current base salary or the base salary in effect immediately prior to the “change in control,” if higher, plus (b) Dr. Marango’s annual target bonus for the then-current year or the target bonus in effect immediately prior to the “change in control,” if higher; and (ii) up to 12 months of the employer portion of COBRA premium payments.

In the event that Dr. Marango’s service with the Company is terminated without “cause” or for “good reason” (in each case, as defined in the Marango Agreement), other than in connection with a “change in control” (as defined in the Marango Agreement), Dr. Marango will be entitled to the following severance benefits, subject to Dr. Marango executing a separation agreement and release and it becoming effective: (i) a lump-sum payment equal to nine months of Dr. Marango’s then-current base salary and (ii) up to 9 months of the employer portion of COBRA premium payments.

In addition, Ikena entered into a retention award agreement with Dr. Marango in July 2024, and approved an amendment of such agreement on January 10, 2025 (the “Marango 2024 Retention Award”) which generally provides for payment of his retention bonus in three installments, with $82,500 paid on July 15, 2025, $82,500 paid at the time of the signing of the Merger Agreement, and $85,000 payable within two business days of the closing of the Merger. Additionally, Ikena also approved a retention bonus agreement with Dr. Marango in February 2025 (the “Marango 2025 Retention Award” and together with the Marango 2024 Retention Award, the “Marango Retention Awards”) which generally provides for the payment of a one-time discretionary bonus of $70,000, to be paid within three business days following the closing of the Merger.

On July 10, 2025, the Company and Dr. Marango entered into an amendment to the Marango Agreement (the “Marango Agreement Amendment”) which provides for certain additional benefits to Dr. Marango upon termination in the event that his employment is terminated by the Company without “cause” or Dr. Marango resigns for any reason during the “change in control period” (in each case, as defined in the Marango Agreement). Under such circumstances, all time-based stock options and awards held by Dr. Marango will accelerate as of the later of the date of his termination or a

“change in control” (the “Marango Accelerated Vesting Date”). The termination or forfeiture of any unvested stock options or awards will also be delayed until the Marango Accelerated Vesting Date if such awards do not otherwise vest pursuant to a separation agreement and release.

Yufang Lu, M.D., Ph.D., age 61, Dr. Lu was appointed as our Chief Medical Officer effective immediately after the closing of the Merger. Dr. Lu served as Chief Medical Officer of Inmagene from 2023 to the closing of the Merger. Dr. Lu has more than 20 years of experience in drug development and medical affairs. She has successfully led clinical development for both small molecules and biologics across diverse therapeutic areas, including gastroenterology, dermatology, allergy, and rheumatology. Prior to Inmagene, Dr. Lu was Vice President of Clinical Development at Celldex Therapeutics between 2020 and 2023, where she drove the advancement of innovative immunology assets, including barzovolimab. When at Regeneron Pharmaceuticals, Inc. as an Executive Director in Medical Affairs Immunology between 2016 and 2020, she led cross-functional medical teams, in collaboration with Sanofi, in the global launches of Dupixent® in atopic dermatitis and asthma. Earlier in her career, she held roles in clinical development and medical affairs at Celgene, Eisai US, and GlaxoSmithKline. Dr. Lu received her Bachelor of Medicine degree from Nanjing Medical University with clinical training in Dermatology and a PhD in Toxicology with a specialization in Cellular & Molecular Toxicology from Texas A&M University.

On December 11, 2022, Inmagene and Dr. Lu entered into an offer letter, pursuant to which she was entitled to an initial base salary of $432,000 and an annual target performance bonus of 30% of her annual base salary based on achievement of certain performance objectives. In addition, Dr. Lu was granted an option to purchase 12,500,000 Inmagene ordinary shares under the 2019 Plan (as defined below) which vest over a period of four years with 25% of the shares underlying the option vesting on the one-year anniversary of the vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to continued service through each vesting date.

On October 8, 2024, Inmagene and Dr. Lu entered into a severance rights agreement. Under the terms of the agreement, if Dr. Lu is terminated without cause or resigns for good reason (in each case as defined in the agreement), then she will be entitled to severance payments equal to six months of continued base salary, employer paid medical benefits for up to six months following termination, and additionally, if such termination or resignation occurs upon or within 12 months of a change in control, full acceleration of her equity awards, provided that in either case, she executes an effective release of claims.

Erin Butler, age 46, Ms. Butler was appointed as our Senior Vice President of Finance & Administration effective immediately after the closing of the Merger. Ms. Butler served as Inmagene’s Vice President of Finance and Administration from April 2024 to the closing of the Merger. Prior to her appointment, Ms. Butler served as Inmagene’s Vice President, Corporate Controller from October 2023 to April 2024. Prior to joining Inmagene, from March 2022 to May 2023, Ms. Butler was Vice President, Finance and Administration at Armata Pharmaceuticals, Inc. and from September 2017 to February 2022 she served as its Senior Director, Corporate Controller. Prior to joining Armata Pharmaceuticals, Ms. Butler held accounting and finance leadership positions of increasing responsibility with AmpliPhi Biosciences, Inc., Inovio, Inc., and Apricus Biosciences, Inc. Ms. Butler began her career as an auditor for Deloitte and Touche, LLP, a public accounting firm. Ms. Butler has extensive experience in all aspects of financial and administrative operations and has led or participated in equity multiple financing, M&A transactions, IPOs, system implementations, clinical trial accounting oversight, as well as private and public financial reporting. She holds a B.S. in Business Administration, Accounting from San Diego State University.

On October 10, 2023, Inmagene and Ms. Butler entered into an offer letter, pursuant to which she was entitled to an initial annual base salary of $300,000 and an annual target performance bonus of 30% of her annual base salary based on achievement of certain performance objectives. In addition, Ms. Butler was granted an option to purchase 500,000 Inmagene ordinary shares under the 2019 Plan which vest over a period of four years with 25% of the shares underlying the option vesting on the one-year anniversary of the vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to continued service through each vesting date.

On October 21, 2024, Inmagene and Ms. Butler entered into a severance rights agreement. Under the terms of the agreement, if Ms. Butler is terminated without cause or resigns for good reason (in each case as defined in the agreement), then she will be entitled to severance payments equal to four months of continued base salary, employer paid medical benefits for up to six months following termination, and additionally, if such termination or resignation occurs upon or within 12 months of a change in control, full acceleration of her equity awards, provided that in either case, she executes an effective release of claims.

The above descriptions of the offer letter agreements for Dr. Yarema, Dr. Marango, Dr. Lu and Ms. Butler and the severance rights agreements for Dr. Lu and Ms. Butler do not purport to be complete and are subject to and qualified in their entirety by reference to the copies of the employment related agreements for Dr. Yarema, Dr. Marango, Dr. Lu and Ms. Butler included as Exhibits 10.9, 10.10, 10.11 and 10.12, respectively, the Marango Agreement Amendment included as Exhibit 10.24, and the Marango Retention Awards included as Exhibits 10.26 and 10.27 and the severance rights agreements for Dr. Lu and Ms. Butler included as Exhibits 10.15 and 10.16, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

(d)

Appointment of Directors

Effective immediately after the closing of the Merger, the size of the Board was decreased from eight to six members, and the Board was reconstituted as follows: (i) Otello Stampacchia, Ph.D. and David P. Bonita, M.D. (designated by Ikena), (ii) Jonathan Jian Wang, Ph.D., MBA, Stephen Hui Wang, MBA and Weiguo Su, Ph.D. (designated by Inmagene), and (iii) Kristin Yarema, Ph.D. (designated by each of Ikena and Inmagene). The classification of the Board was confirmed as follows: Otello Stampacchia, Ph.D., an existing Class I director, will continue to serve as a Class I director, and Jonathan Jian Wang, Ph.D., MBA was appointed as a Class I director (whose terms expire at the Company’s 2028 annual meeting), David P. Bonita, M.D., an existing Class II director, will continue to serve as a Class II director, and Stephen Hui Wang, MBA, was appointed as a Class II director (whose terms expire at the Company’s 2026 annual meeting), and Weiguo Su, Ph.D. and Kristin Yarema, Ph.D. were appointed as Class III directors (whose terms expire at the Company’s 2027 annual meeting). Jonathan Jian Wang, Ph.D., MBA was also appointed as Chair of the Board and David P. Bonita, M.D. was appointed as its lead independent director.

Under the Nasdaq Listing Rules, a majority of the members of the board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Under the Nasdaq Listing Rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that each of its directors other than Jonathan Jian Wang, Ph.D., MBA and Kristin Yarema, Ph.D. qualify as “independent directors” as defined by the Nasdaq Listing Rules.

In addition, Stephen Hui Wang, MBA, David P. Bonita, M.D. and Otello Stampacchia, Ph.D. were appointed to the audit committee of the board of directors, Mr. Wang was appointed the chair of the audit committee, and each of Dr. Bonita and Mr. Wang was designated an “audit committee financial expert.” David P. Bonita, M.D. and Weiguo Su, Ph.D. were appointed to the compensation committee of the Board, and David P. Bonita, M.D. was appointed the chair of the compensation committee. Otello Stampacchia, Ph.D. and David P. Bonita, M.D. were appointed to the nominating and corporate governance committee of the Board, and Otello Stampacchia, Ph.D. was appointed the chair of the nominating and corporate governance committee.

Other than pursuant to the Merger Agreement, there were no arrangements or understandings between the Company’s newly appointed directors and any person pursuant to which they were elected. There are no family relationships between the Company’s newly appointed directors and any director or executive officer of the Company.

The Company intends to adopt a new Non-Employee Director Compensation Policy at the next meeting of our board of directors following the closing of the Merger, but the terms of such policy have not yet been determined.

Each of the newly appointed directors’ biographical information is set forth below.

Kristin Yarema, Ph.D. age, 54, Dr. Yarema’s biographical information is disclosed in Item 5.02(c) above.

Jonathan Jian Wang, Ph.D., MBA, age 55, Dr. Wang was appointed as a member of our Board effective immediately after the closing of the Merger. Dr. Wang is the founder of Inmagene and served as its Chairman of the Board of Directors and Chief Executive Officer from July 2019 to the closing of the Merger. Dr. Wang has more than 30 years of healthcare and life sciences experience, spanning entrepreneurship, investment, and research. Previously, he was a healthcare investor for 22 years. For 12 years, Dr. Wang was a Partner at OrbiMed and a co-founder at OrbiMed Asia, where he worked with his partners to establish and manage US$1.1 billion of private equity and venture capital funds. Under the supervision of Eric Kandel, a Nobel laureate, Dr. Wang obtained his Ph.D. in Neurobiology from Columbia University where he was rewarded the Howard Hughes Medical Institute Research Fellowship. Dr. Wang has also obtained an MBA from Stanford University and a B.S. in Biology from Wuhan University in China. Dr. Wang is a co-founder and former Chairman of the BayHelix Group and has authored two philosophy of science books. We believe that Dr. Wang is qualified to serve as a member of our Board because of his extensive experience in the healthcare and life sciences sectors, including his experience as Inmagene’s former Chief Executive Officer, his proven track record in entrepreneurship and investment, and his strong academic background.

Stephen Hui Wang, MBA, age 51, Mr. Wang was appointed as a member of our Board effective immediately after the closing of the Merger. Mr. Wang brings over 20 years of experience in global capital markets, with a strong track record in leading and participating in transactions related to mergers and acquisitions, public company restructuring, and growth and early-stage investments. Mr. Wang is the founder and Chief Executive Officer of HighLight Capital, a position he has held since 2014. Previously, Mr. Wang was a Senior Partner and Investment Committee member at CDH Investments from 2009 to 2014. Mr. Wang is currently a director of Viva Biotech Holdings (HKEX: 1873). He received a Bachelor’s degree in Biology from the University of Science and Technology of China, a Master’s degree in Chemistry and Doctoral qualifications from New York University, and an MBA from the London Business School. We believe that Mr. Wang is qualified to serve as a member of our Board because of his extensive experience in global capital markets, proven leadership in managing and executing complex transactions, and strong academic background.

Weiguo Su, Ph.D., age 67, Dr. Su was appointed as a member of our Board effective immediately after the closing of the Merger. Dr. Su has served as the Chief Executive Officer of HUTCHMED (China) Limited (“HUTCHMED (China)”), a commercial stage biopharmaceutical company listed on The Stock Exchange of Hong Kong Limited, AIM market of the London Stock Exchange and in the form of American depositary shares on the Nasdaq Global Select Market, since 2022, its Chief Scientific Officer since 2012, and as one of its executive directors since 2017. Dr. Su has headed all drug discovery and research since he joined HUTCHMED (China), including master-minding the scientific strategy of the company, being a key leader of its Oncology/Immunology operations, and being responsible for the discovery of each and every small molecule drug candidate in its pipeline. Prior to joining HUTCHMED (China) in 2005, Dr. Su worked with the U.S. research and development department of Pfizer, Inc. In 2017, Dr. Su was granted the prestigious award by the China Pharmaceutical Innovation and Research Development Association (PhIRDA) as one of the Most Influential Drug R&D Leaders in China. Dr. Su received a Bachelor of Science degree in Chemistry from Fudan University in Shanghai and completed a Ph.D. and Post-Doctoral Fellowship in Chemistry at Harvard University under the guidance of Nobel Laureate Professor E. J. Corey. We believe that Dr. Su is qualified to serve as a member of our Board because of his extensive experience in the healthcare and life sciences sector, proven executive leadership, and strong academic background.

David P. Bonita, M.D., age 48, Dr. Bonita has served as a member of our Board since March 2016. Dr. Bonita is a member of OrbiMed Advisors LLC, an investment firm. Dr. Bonita currently serves on the boards of directors of Acutus Medical Inc. (Nasdaq: AFIB), Prelude Therapeutics, Inc. (Nasdaq: PRLD), Repare and Third Harmonic Bio, Inc. (Nasdaq: THRD), as well as several private companies. Dr. Bonita also previously served on the board of directors of IMARA, Inc. (Nasdaq: IMRA) and Tricida, Inc. (Nasdaq: TCDA). Prior to OrbiMed, Dr. Bonita worked as a corporate finance analyst in the healthcare investment banking groups of Morgan Stanley and UBS. He received his B.A. in biology from Harvard University and his joint M.D./M.B.A. from Columbia University. We believe that Dr. Bonita is qualified to serve on our Board based on his roles on several public and private boards of directors as well as his extensive experience in investing in healthcare companies.

Otello Stampacchia, Ph.D., age 55, Dr. Stampacchia has served as a member of our Board since December 2020. Dr. Stampacchia is founder, managing director and member of the investment committee at Omega Funds LLC. Dr. Stampacchia currently serves on the boards of directors of several private companies. Dr. Stampacchia previously served on the board of directors of Kronos Bio, Inc. (Nasdaq: KRON), Median Technologies, Inc., Nuvation Bio, Inc. (NYSE: NUVB) and Replimune Group, Inc. (Nasdaq: REPL). Prior to founding Omega in January 2004, Dr. Stampacchia was a Partner at AlpInvest Partners (now part of The Carlyle Group). Before AlpInvest Partners, he was the portfolio manager of the Lombard Odier Immunology Fund, an investment vehicle in Geneva, Switzerland, investing in public and private healthcare companies worldwide. Previously, Dr. Stampacchia was a member of the

HealthCare corporate finance and M&A team at Goldman Sachs. Before Goldman Sachs, he helped co-found the healthcare investment activities at Index Securities (now Index Ventures). Dr. Stampacchia received a Masters of Science in Plant Genetics from the University of Pavia, a Masters of Science in Molecular Biology, a Doctorate of Philosophy in Molecular Biology from the University of Geneva and a Doctorate of Philosophy in Biotechnology from European Union Strasbourg. We believe Dr. Stampacchia is qualified to serve on our Board because of his venture capital experience in the life sciences industry and his service on the boards of directors of other public and private life sciences companies.

Information regarding transactions between the Company and the newly appointed directors and executive officers is included in the section of the Proxy Statement/Prospectus entitled “Certain Relationships and Related Person Transactions of the Combined Company” beginning on page 362 and is incorporated herein by reference.

Compensatory Plans

2019 Stock Incentive Plan

The Company assumed, effective as of the closing of the Merger, the Inmagene 2019 Stock Incentive Plan (the “2019 Plan”), as well as the outstanding awards granted thereunder, the award agreements evidencing the grants of such awards and the remaining shares available under the 2019 Plan, including any awards granted to the Company’s named executive officers, in each case subject to applicable adjustments in the manner set forth in the Merger Agreement to such awards. A copy of the 2019 Plan, as well as the forms of stock option award notice and stock option award agreement and forms of restricted share unit grant notice and unit award agreement are filed as Exhibit 10.19, to this Current Report on Form 8-K and are incorporated herein by reference.

2025 Equity Incentive Plan

At the Annual Meeting, Ikena’s stockholders considered and approved the Company’s 2025 Equity Incentive Plan (the “2025 Plan”), which became effective on the date immediately following the consummation of the Merger and following the Reverse Stock Split. As of the Second Effective Time, there were an estimated 1,118,168 shares of the Company’s common stock available for grant under the 2025 Plan, which is based on an estimated number of shares outstanding immediately following the Reverse Stock Split and may be adjusted following confirmation by the Company’s transfer agent of the actual number of shares outstanding immediately following the Reverse Stock Split. In addition, the number of shares reserved and available for issuance under the 2025 Plan will automatically increase on January 1 of each year for a period of 10 years, commencing on January 1, 2026 and ending on January 1, 2035, in an amount equal to 5% of the total number of shares of the Company’s capital stock outstanding on the last day of the calendar month before the date of each automatic increase, or a lesser number of shares determined by our Board.

A more complete summary of the terms of the 2025 Plan is set forth in the Proxy Statement/Prospectus under the section titled “Proposal No. 5 (The 2025 Plan Proposal)” beginning on page 255 of the Proxy Statement/Prospectus and is incorporated by reference herein. That summary and the foregoing description of the 2025 Plan do not purport to be complete and are qualified in their entirety by reference to the text of the 2025 Plan, forms of option grant notices and option agreements and forms of restricted stock unit grant notice and unit award agreement, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.20, 10.21 and 10.22, respectively, and are incorporated herein by reference.

2025 Employee Stock Purchase Plan

At the Annual Meeting, Ikena’s stockholders considered and approved the Company’s 2025 Employee Stock Purchase Plan (the “2025 ESPP”), which became effective on the date immediately following the consummation of the Merger and following the Reverse Stock Split. As of the Second Effective Time, there were an estimated 111,817 shares of the Company’s common stock reserved for issuance under the 2025 ESPP, which is based on an estimated number of shares outstanding immediately following the Reverse Stock Split and may be adjusted following confirmation by the Company’s transfer agent of the actual number of shares outstanding immediately following the Reverse Stock Split. Additionally, the number of shares of common stock reserved for issuance under the 2025 ESPP will automatically increase on January 1 of each year for a period of 10 years, beginning on January 1, 2026 and continuing through and including January 1, 2035, by an amount equal to the lesser of (i) 1% of the total number of shares of the Company’s capital stock outstanding on the last day of the calendar month before the date of the automatic increase, and (ii) 227,944 shares; provided that before the date of any such increase, the Board may determine that such increase will be less than the amount set forth in clauses (i) and (ii).

A more complete summary of the terms of the 2025 ESPP is set forth in the Proxy Statement/Prospectus under the section titled “Proposal No. 6 (The ESPP Proposal)” beginning on page 262 of the Proxy Statement/Prospectus and is incorporated by reference herein. That summary and the foregoing description of the 2025 ESPP do not purport to be complete and are qualified in their entirety by reference to the text of the 2025 ESPP, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.23 hereto and are incorporated herein by reference.

Indemnification Agreements

In connection with the Merger, the Company entered into indemnification agreements with each of its new directors and executive officers. Each indemnification agreement provides for indemnification and advancements by the Company of certain expenses and costs relating to claims, suits or proceedings arising from each individual’s service to the Company as an officer or director, as applicable, to the maximum extent permitted by applicable law.

The foregoing description of the indemnification agreements is qualified in its entirety by the full text of the form of indemnification agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

To the extent required by Item 5.03 of Form 8-K, the information contained in Item 2.01 and Item 3.03 of this Current Report on Form 8-K is incorporated by reference herein.

Commencing on July 28, 2025, the Company expects its common stock, which is currently listed on The Nasdaq Global Market and will be listed on The Nasdaq Capital Market, to trade under the ticker symbol “IMA.” The change in trading symbol is related solely to the Name Change.

Item 5.06	Change in Shell Company Status.

As a result of the Merger, the Company ceased to be a shell company (as defined in Rule 12b-2 of the Exchange Act) as of the closing of the Merger. The material terms and provisions of the Merger Agreement are included in the Proxy Statement/Prospectus in the sections titled “The Merger Agreement” beginning on page 195 of the Proxy Statement/Prospectus and are incorporated by reference herein. Further reference is made to the information contained in Item 2.01 of this Current Report on Form 8-K.

Item 7.01	Regulation FD Disclosure.

On July 25, 2025, the Company posted a corporate presentation regarding the business of the Company to its website at inmagenebio.com/investors. A copy of the corporate presentation is attached as Exhibit 99.1 hereto and incorporated herein by reference.

The information set forth under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Securities Act unless expressly incorporated by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

The audited consolidated financial statements of Ikena as of and for the years ended December 31, 2023 and 2024 and the related notes thereto are included in Ikena’s Annual Report on Form 10-K, filed with the SEC on March 6, 2025, and are incorporated herein by reference.

The audited financial statements of Inmagene as of and for the years ended December 31, 2023 and 2024 and related notes thereto are included in the Proxy Statement/Prospectus, and are incorporated by reference herein.

The unaudited interim condensed consolidated financial statements of Ikena as of and for the six months ended June 31, 2024 and 2025 are included in Ikena’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025, filed with the SEC on July 24, 2025.

The unaudited interim condensed consolidated financing statements of Inmagene as of and for the three months ended March 31, 2024 and 2025 and related notes thereto are included in the Proxy Statement/Prospectus, and are incorporated by reference herein.

(b)	Pro Forma Financial Information

The unaudited pro forma condensed combined financial information of the Company as of and for the three months ended March 31, 2025 and the year ended December 31, 2024 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

Exhibit Number	Description

2.1**+	Agreement and Plan of Merger, dated December 23, 2024, by and among the Registrant, Insight Merger Sub I, Insight Merger Sub II, and Inmagene Biopharmaceuticals (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40287) filed with the SEC on December 23, 2024).

3.1*	Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of Ikena Oncology, Inc., dated July 25, 2025 (Stock Split Amendment).

3.2*	Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of Ikena Oncology, Inc., dated July 25, 2025 (Name Change Amendment).

10.1**#	Form of Indemnification Agreement by and between the Registrant and each of its directors and executive officers (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-4 (File No. 333-285881) filed with the SEC on March 18, 2025).

10.2*	Contingent Value Rights Agreement by and between the Registrant and Computershare Trust Company, N.A., as rights agent, dated July 25, 2025.

10.3*	Contingent Value Rights Agreement by and among the Registrant, Inmagene Biopharmaceuticals and Computershare Trust Company, N.A., as rights agent, dated July 25, 2025.

10.4*	Transition Services Agreement by and between Inmagene Biopharmaceuticals and Miragene Inc, dated July 25, 2025.

10.5**+‡	Collaboration, Option and License Agreement by and between Inmagene Biopharmaceuticals and HUTCHMED Limited (formerly known as Hutchinson MediPharma Limited), dated January 5, 2021, as amended on April 21, 2023 and December 15, 2023 (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-4 (File No. 333-285881) filed with the SEC on March 18, 2025).

10.6**‡	Cell Line License Agreement by and between Inmagene Biopharmaceuticals and WuXi Biologics (Hong Kong) Limited, dated February 26, 2021 (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-4/A (File No. 333285881) filed with the SEC on April 21, 2025).

10.7**+	Subscription Agreement, dated December 23, 2024, by and among the Registrant and certain parties thereto (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K (File No. 001-40287) filed with the SEC on December 23, 2024).

10.8*	Registration Rights Agreement by and among the Registrant and the parties thereto, dated July 25, 2025.

10.9*#	Offer Letter by and between the Registrant and Kristin Yarema, Ph.D., dated July 23, 2025.

10.10*#	Employment Agreement by and between Ikena and Jotin Marango, M.D., Ph.D., dated April 25, 2022.

10.11**#	Offer Letter, by and between Inmagene Biopharmaceuticals and Yufang Lu, dated December 11, 2022 (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-4 (File No. 333-285881) filed with the SEC on March 18, 2025).

10.12**#	Offer Letter by and between Inmagene Biopharmaceuticals and Erin Butler, dated October 10, 2023 (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-4 (File No. 333-285881) filed with the SEC on March 18, 2025).

10.13**#	Offer Letter, dated December 26, 2022, by and between Inmagene Biopharmaceuticals and Jonathan Wang (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-4 (File No. 333-285881) filed with the SEC on March 18, 2025).

10.14*#	Employment Agreement by and between Ikena and Mark Manfredi, Ph.D., dated March 5, 2021.

10.15**#	Severance Rights Agreement, dated October 8, 2024, by and between Inmagene Biopharmaceuticals and Yufang Lu (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-4 (File No. 333-285881) filed with the SEC on March 18, 2025).

10.16**#	Severance Rights Agreement, dated October 21, 2024, by and between Inmagene Biopharmaceuticals and Erin Butler (incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-4 (File No. 333-285881) filed with the SEC on March 18, 2025).

10.17**#	Severance Rights Agreement, dated March 6, 2025, by and between Inmagene Biopharmaceuticals and Jonathan Wang (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-4 (File No. 333-285881) filed with the SEC on March 18, 2025).

10.18*#	Separation Agreement, dated July 23, 2025, by and between Inmagene Biopharmaceuticals and Jonathan Wang.

10.19**#	Inmagene Biopharmaceuticals 2019 Stock Incentive Plan, and form of stock option notice, and award agreement and restricted stock unit award agreement thereunder (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-285881) filed with the SEC on March 18, 2025).

10.20*#	ImageneBio, Inc. 2025 Equity Incentive Plan.

10.21*#	Forms of Option Award Notice, Option Agreement and Notice of Exercise under ImageneBio, Inc. 2025 Equity Incentive Plan.

10.22*#	Forms of Restricted Stock Unit Grant Notice and Unit Award Agreement under ImageneBio, Inc. 2025 Equity Incentive Plan.

10.23*#	ImageneBio, Inc. 2025 Employee Stock Purchase Plan.

10.24**#	Amendment to Employment Agreement, dated July 15, 2025, by and between the Registrant and Jotin Marango, M.D., Ph.D. (incorporated by reference to Exhibit 10.4 to Registrant’s Quarterly Report on Form 10-Q (File No. 001-40287) filed with the SEC on July 24, 2025).

10.25**#	Retention Award Agreement, dated July 1, 2024, by and between Ikena and Mark Manfredi, Ph.D. (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-40287) filed with the SEC on August 8, 2024).

10.26**#	Retention Award Agreement, dated July 1, 2024, by and between Ikena and Jotin Marango, M.D., Ph.D. (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-40287) filed with the SEC on August 8, 2024).

10.27**#	Retention Bonus Agreement, dated February 22, 2025, by and between Ikena Oncology, Inc. and Jotin Marango, M.D., Ph.D. (incorporated by reference to Exhibit 10.19 to Ikena Oncology, Inc.’s Annual Report on Form 10-K (File No. 001-40287) filed with the Securities and Exchange Commission on March 6, 2025).

99.1*	Corporate Presentation of the Company, dated July 2025.

99.2*	Unaudited Pro Forma Condensed Combined Financial Information as of and for the three months ended March 31, 2025 and the year ended December 31, 2024.

104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

*	Filed herewith
**	Previously filed.
#	Indicates a management contract or any compensatory plan, contract or arrangement.
†	Certain portions of this exhibit (indicated by asterisks) have been omitted because they are not material and are the type of information that the Company treats as private or confidential.
+

The annexes, schedules, and certain exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the Commission upon request.

‡	Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGENEBIO, INC.

Date: July 29, 2025	By:	/s/ Kristin Yarema, Ph.D.
Kristin Yarema, Ph.D.
Chief Executive Officer